Exhibit 10.1

CONSULTATION AGREEMENT

This Consultation Agreement, dated as of June 1, 2012 (the “Agreement”) between TANDY LEATHER FACTORY, INC., a Delaware corporation (and any successor entity thereto, the “Company” or “TLF”) and J. WRAY THOMPSON (the “Consultant”).

WHEREAS the Company desires to retain the Consultant as Chairman of the Board and as a Consultant and the Consultant desires to serve in those positions.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.           EFFECTIVENESS OF AGREEMENT

This Agreement shall become effective as of June 1, 2012.

2.           SERVICE AND DUTIES

2.1           General.  The Company hereby retains the Consultant, and the Consultant agrees to serve as Chairman of the Board of the Company, upon the terms and conditions herein contained.  The Consultant shall have all of the responsibilities and powers normally associated with such office.  The Consultant shall perform such other duties and services for the Company, commensurate with the Consultant’s position, as may be designated from time to time by the Board of Directors of the Company (the “Board”).  The Consultant agrees to serve the Company faithfully and to the best of his ability under the direction of the Board.  It is understood and agreed that the Consultant not be an employee of the Company despite any title assigned to the Consultant.

2.2           Services.  Except as may otherwise be approved in advance by the Board and except during vacation periods and reasonable periods of absence due to sickness, personal injury, or other disability, the Consultant shall be available by telephone, fax, or in person at all reasonable times for consultation throughout the Term (as defined in Section 2.3).  The Consultant shall render his services to the Company during the Term and shall use his best efforts, judgment and energy to improve and advance the business and interest of the Company in a manner consistent with the duties of his position.  However, this Consultation Agreement will be non-exclusive and the Consultant may engage in other business or employment, not inconsistent with the terms of Section 7 herein.

2.3           Term of Service.  The Consultant’s service under this Agreement shall commence as of June 1, 2012 and shall terminate on the earlier of May 31, 2013 or termination of the Consultant’s service pursuant to this Agreement.  The period commencing as of June 1, 2012 and ending on May 31, 2013 is hereinafter referred to as the “Term”.

2.4           Automatic Renewal.                                                       [deleted]

2.5           Company Credit Card/Expenses.                                  [deleted]

3.           SALARY

3.1           Base Salary.  The Consultant shall be entitled to receive a base salary (“Base Salary”) at a rate of $25,000 per annum, payable in arrears in equal installments not less frequently than monthly.  Any increases will be in accordance with the terms hereof.  Once increased, such higher shall constitute the Consultant’s annual Base Salary.

3.2           Annual Review.  The Consultant’s Base Salary shall be reviewed by the Board and its Compensation Committee, based upon the Consultant’s performance, not less often than annually.  In addition to any increases effected as a result of such review, the Board at any time may in its sole discretion increase the Consultant’s Base Salary if, in the Board’s opinion, it is in the best interest of the Company to do so.

4.           BENEFITS

The Consultant will, during the Term of this Agreement, be included to the extent eligible in all Company medical, dental and vision insurance which shall be established by the Company for, or made available to Consultant.  The Company’s medical plan, dental plan and vision plan shall provide benefits substantially similar to those provided to the Company’s existing plans provided for other employees.  During the Term, the benefits described in this Section 4 may only be reduced as a result of a general reduction for Senior Consultants, where the Base Salary is increased to offset benefits lost.  In the event is it necessary to purchase a separate health insurance policy for the Consultant, then the cost of medical, dental or vision insurance will be deducted from the Consultant’s Salary as defined in Section 3.

5.           TERMINATION OF SERVICE

5.1           General.  If, prior to the expiration of the Term, the Consultant’s service is terminated by the Company, the Company shall continue to pay the Consultant the Base Salary (at the rate in effect on the date of such termination) for the remainder of the Term (such period being referred to hereinafter as the “Severance Period”), at such intervals as the same would have been paid had the Consultant remained in the active service of the Company.  In addition, the Consultant shall be entitled to continue to participate during the Severance Period in any benefit plans set forth herein.  The Consultant shall have no further right to receive any other compensation or benefits after such termination or resignation of service except as determined in accordance with the terms of the employee benefits plans or programs of the Company established for Consultant under the terms of this Agreement.

5.2           Death During Term or Severance Period.  In the event of the Consultant’s death during the Term or the Severance Period, payments of the Base Salary under this Section 5 shall terminate.

5.3           Date of Termination.  The date of termination of service shall be the date specified in a written notice of termination to the Consultant.  The date of resignation shall be the date specified in the written notice of resignation from the Consultant to the Company.

6.           DISABILITY

In the event of termination of service by reason of Permanent Disability (as hereinafter defined), the Consultant (or his estate, as applicable) shall be entitled to Base Salary and benefits determined under Sections 3 and 4 hereof through the date of disability.  Other benefits shall be determined in accordance with the benefits plans maintained by the Company applicable to the Consultant, and the Company shall have no further obligation hereunder.  For purposes of this Agreement, “Permanent Disability” means a physical or mental disability or infirmity of the Consultant that prevents the normal performance of substantially all his duties as a consultant of the Company, which disability or infirmity shall exist for any continuous period of 60 days.  The presumption of disability will arise if the Consultant is unable to attend two (2) consecutive Board meetings.

 7.           NONSOLICITATION; CONFIDENTIALITY; NONCOMPETITION

7.1           Nonsolicitation.  For so long as the Consultant serves the Company and continuing for two years thereafter, the Consultant shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, office or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company:

a)	1)	solicit or endeavor to entice away from the Company, or any of its subsidiaries or
	2)	solicit any person or entity who during the then most recent twelve-month period, was employed by or served as an agent or key consultant of the Company or any of its Subsidiaries, or
b)
solicit or endeavor to entice away from the Company, or any of its subsidiaries, any person or entity who is, or was within the then most recent 12-month period, a customer or client (or reasonably anticipated [to the general knowledge of the Consultant or the public] to become a customer or client) of the Company, or any of its subsidiaries.

7.2           Confidentiality.  The Consultant covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company, or any of its subsidiaries and affiliates.  The term “confidential information” includes information not previously disclosed to the public or to the trade by the Company’s management, or otherwise in the public domain, with respect to the Company’s, or any of its affiliates’ or subsidiaries’, products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, cost or profits associated with any of the Company’s products), business plans, prospects or opportunities, but shall exclude any information which (i) is or becomes available to the public or is general known in the industry or industries in which the Company operates other than as a result of disclosure by any employee of the Company, including, but not limited to, the Consultant’s agreement under this Section 7.2 or (ii) the Consultant is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.

7.3           Non Compete.  For so long as the Consultant serves the Company (or, if the Consultant is entitled to a continuation of his Base Salary, the period during which such Base Salary is continued) and continuing for two years thereafter, the Consultant shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder, investor, officer or director of a corporation, or as an employee, associate, consult or agent of any person, partnership, corporation or other business organization or entity other than the Company, or any of its subsidiaries, render any service to or in any way be affiliated with a competitor (or any person or entity that is reasonably anticipated [to the general knowledge of the Consultant or the public] to become a competitor) of the Company, or any of its subsidiaries.  Further purposes of this Section 7.3, ownership of securities having no more than one percent of the outstanding voting power of any competitor which is listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this Section so long as Consultant has no other connection or relationship with such competitor.

7.4           Exclusive Property.  The Consultant confirms that all confidential information is and shall remain the exclusive property of the Company.  All business records, papers and documents kept or made by the Consultant relating to the business of the Company shall be and remain the property of the Company.

7.5           Injunctive Relief. Without intending to limit the remedies available to the Company, the Consultant acknowledges that a breach of any of the covenants contained in this Section 7 may result in material and irreparable injury to the Company, or its affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Consultant from engaging in activities prohibited by this Section 7 or such other relief as may be required specifically to enforce any of the covenants in this Section 7.  If for any reason it is held that the restrictions under this Section 7 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section 7 as will render such restrictions valid and enforceable.

8.           MISCELLANEOUS

8.1           Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:	Tandy Leather Factory, Inc.
1900 Southeast Loop 820
Fort Worth, Texas 76140
Telecopier No:	817-872-3120
Attention:	Jon Thompson

With a copy to:	William M. Warren
Loe, Warren, Rosenfield, Kaitcer, Hibbs & Windsor, PC
4420 W. Vickery Blvd
Fort Worth, Texas 76107
Telecopier No:	817-377-1120

To the Consultant:	J. Wray Thompson
3200 Penny Lane
Mansfield, Texas 76063

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

8.2           Severability.  Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.3           Assignment.  The Company’s rights and obligations under this Agreement shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s business and properties.   Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Consultant.

8.4           Entire Agreement.  This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Consultant, including, without limitation, the Prior Agreement.  This Agreement may be amended at any time by mutual written agreement of the parties hereto.  In the case of any conflict between any express term of this Agreement and any statement contained in any employment manual, memo or rule of general applicability of the Company, this Agreement shall control.

8.5           Withholding.  The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s employee benefit plans, if any.

8.6           Governing Law.  This Agreement shall be construed, interpreted and governed in accordance with the laws of Texas without reference to rules relating to conflict of law.  The venue for any dispute will be in the Court of applicable jurisdiction in Tarrant County, Texas.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Consultant has hereunto set his hand, as of the day and year first above written.

TANDY LEATHER FACTORY, INC.

By: /s/ Jon Thompson
Chief Executive Officer and President

Consultant

/s/ J. Wray Thompson
J. Wray Thompson